    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1996
                                                        REGISTRATION NO. 33-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                                --------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                          LOCKHEED MARTIN CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------
             MARYLAND                              52-1893632
   (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYEE
OF INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)
                             6801 ROCKLEDGE DRIVE
                           BETHESDA, MARYLAND 20817
                                (301) 897-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                             FRANK H. MENAKER, JR.
                      VICE PRESIDENT AND GENERAL COUNSEL
                          LOCKHEED MARTIN CORPORATION
                             6801 ROCKLEDGE DRIVE
                           BETHESDA, MARYLAND 20817
                                (301) 897-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:
                               GLENN C. CAMPBELL
                             MILES & STOCKBRIDGE,
                          A PROFESSIONAL CORPORATION
                                10 LIGHT STREET
                           BALTIMORE, MARYLAND 21202
                                (410) 727-6464
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

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
 TITLE OF EACH CLASS OF                   PROPOSED MAXIMUM PROPOSED MAXIMUM
       SECURITIES          AMOUNT TO BE    OFFERING PRICE      AGGREGATE        AMOUNT OF
    TO BE REGISTERED     REGISTERED(1)(2)   PER UNIT(3)    OFFERING PRICE(3) REGISTRATION FEE
---------------------------------------------------------------------------------------------
Debt Securities.........  $5,000,000,000        100%        $5,000,000,000      $1,724,138
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) In United States dollars or the equivalent thereof in other currencies or composite currencies on the basis of exchange rates in effect on the date an agreement to sell the applicable Debt Securities and related Guarantees is entered into by the Registrants.
(2) Or, if any Debt Securities are issued at an original issue discount, such greater amount as may result in an aggregate offering price of $5,000,000,000.
(3) Estimated solely for purposes of calculating the registration fee.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED MARCH 25, 1996

PROSPECTUS

                                 $5,000,000,000

                          LOCKHEED MARTIN CORPORATION

                                DEBT SECURITIES

                                 GUARANTEED BY

                     LOCKHEED MARTIN TACTICAL SYSTEMS, INC.

                                  -----------

  Lockheed Martin Corporation (the "Corporation") from time to time may offer debt securities in one or more series (the "Debt Securities"), which Debt Securities may consist of debentures, notes or other evidences of indebtedness, in an amount sufficient to result in an aggregate initial offering price not to exceed $5,000,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies, including European Currency Units). The Debt Securities may be offered as separate series in amounts, at prices, and on terms to be determined by market conditions at the time of sale. The Debt Securities may be issued in registered form without coupons. All or a portion of the Debt Securities may be evidenced by a Global Security or Global Securities. The Debt Securities will be fully and unconditionally guaranteed by Lockheed Martin Tactical Systems, Inc., a wholly owned subsidiary of the Corporation ("Tactical Systems" or the "Guarantor"). The guarantees of Tactical Systems in respect of the Debt Securities are herein referred to as the "Guarantees." The Debt Securities and the Guarantees will be unsecured obligations of the Corporation and Tactical Systems, respectively.

  The accompanying Prospectus Supplement sets forth with regard to the Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in units based on or relating to currencies, including European Currency Units), maturity, rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Corporation or the holder, any terms for sinking fund payments, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of the Debt Securities or a series of the Debt Securities.

  The Corporation may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. If underwriters are used in the sale, the Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters or dealers, and the compensation, if any, of those underwriters, dealers or agents. The net proceeds to the Corporation from the sale of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is      , 1996.

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN AN APPLICABLE PROSPECTUS SUPPLEMENT IN CONNECTION WITH ANY OFFER MADE BY THIS PROSPECTUS AND SUCH PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER, DEALER, AGENT OR OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Office, Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Tactical Systems comprises the portion of
Loral Corporation that the Corporation acquired on      , 1996, and is the
successor by name change to Loral Corporation. It is not anticipated that Tactical Systems will file reports, proxy statements and other information with the Commission under the Exchange Act. In the event that Tactical Systems does not file reports, proxy statements and other information with the Commission under the Exchange Act, summarized financial information in respect of Tactical Systems may be included in the footnotes to the audited consolidated financial statements of the Corporation included in the Corporation's Annual Reports on Form 10-K filed pursuant to Section 13 of the Exchange Act.

  The Corporation and Tactical Systems have filed with the Commission a Registration Statement on Form S-3 (together with all amendments, documents incorporated by reference and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities and the Guarantees offered hereby. This Prospectus and the Prospectus Supplement, which constitute a part of the Registration Statement, do not contain all the information set forth in the Registration Statement, certain parts of which are contained in exhibits to the Registration Statement or otherwise have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the documents incorporated therein by reference. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

                               ----------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, and Current Reports on Form 8-K filed with the Commission on January 13,
1996 and      , 1996 [DATE OF LOCKHEED MARTIN FORM 8-K ANNOUNCING CLOSING OF
LORAL TRANSACTION], are
incorporated by reference herein and made a part hereof. All documents filed by the Corporation and Tactical Systems with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such a statement. A statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Corporation will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817, Attention: Corporate Secretary, (301) 897-6000.

                              RECENT DEVELOPMENTS

  On January 28, 1996, the Corporation consummated a series of transactions pursuant to which its wholly owned subsidiaries, Martin Marietta Technologies, Inc., Martin Marietta Corporation, Lockheed Sanders Corporation, Lockheed Missiles and Space Company, Inc. and Lockheed Corporation, were merged into the Corporation. As a result, the businesses previously conducted by those former subsidiaries and the Corporation now are conducted by the Corporation.

  On January 7, 1996, the Corporation and its wholly owned subsidiary, LAC Acquisition Corporation ("LAC"), entered into an Agreement and Plan of Merger (the "Loral Merger Agreement") with Loral Corporation ("Loral") pursuant to which LAC agreed to commence a tender offer to purchase all of the issued and outstanding shares of common stock of Loral (together with the associated preferred stock purchase rights) for an aggregate consideration of $38 per share, net to the Seller in cash, without interest (the "Tender Offer"). The Tender Offer was made as part of a series of transactions that resulted in (i) the distribution, to stockholders of Loral immediately prior to the consummation of the Tender Offer, of shares of capital stock in Loral Space & Communications, Ltd. ("Loral Space"), a newly-formed Bermuda company, which now owns and manages substantially all of Loral's former space and satellite telecommunications interests, including Loral's direct and indirect interests in Globalstar, L.P. and Space Systems/Loral, Inc. and certain other assets of Loral, and (ii) the acquisition by the Corporation of Loral's defense electronics and systems integration businesses.

  In accordance with the terms of the Tender Offer and the Loral Merger
Agreement, on      , 1996, LAC purchased approximately   % of the outstanding
shares of Common Stock of Loral. Immediately thereafter in accordance with the terms of the Loral Merger Agreement, LAC merged with and into Loral and pursuant thereto each remaining share of Common Stock of Loral not owned by LAC was converted into the right to receive $38, each outstanding share of Common Stock of LAC was converted into shares of Common Stock of Loral, and Loral changed its name to Lockheed Martin Tactical Systems, Inc. As a result of these transactions, Tactical Systems became a wholly owned subsidiary of the Corporation.

  In connection with the transactions contemplated by the Loral Merger Agreement and the related agreements between the Corporation and Loral, the Corporation acquired shares of preferred stock of Loral Space that are convertible into 20% of Loral Space's Common Stock on a fully diluted basis. The Corporation's ownership of the preferred stock of Loral Space is subject to certain limitations and restrictions set forth in the terms and conditions of the preferred stock and in agreements between the Corporation and Loral Space.

                          LOCKHEED MARTIN CORPORATION

  The Corporation, which was incorporated in Maryland on August 29, 1994, to effect the combination of the businesses of Martin Marietta Corporation and Lockheed Corporation, is a diversified enterprise principally engaged in the conception, research, development, design, manufacture and integration of advanced technology products and services. The Corporation conducts its principal business through five major operating sectors: Space & Strategic Missiles; Aeronautics; Information & Technology Services; Electronics; and Energy & Environment.

 Space & Strategic Missiles Sector

  The Space & Strategic Missiles Sector's activities include the design, development, engineering and production of civil, commercial and military space systems, including spacecraft, space launch vehicles and supporting ground systems and services; satellites; strategic fleet ballistic missiles; tactical missile systems electronics and instrumentation; remote sensing technology; space- and ground-based strategic systems; and surface- and space-based information and communications systems.

  Major programs of the Space & Strategic Missiles Sector include the Titan IV expendable launch vehicle, the Trident II submarine launched fleet ballistic missile, the Atlas expendable launch vehicle and the production of various government and commercial satellites including environmental monitoring satellites, military and civilian communications satellites and the THAAD ground-based theater air defense system. Through the Space & Strategic Missiles Sector, the Corporation is also involved in a partnership with Russian aerospace firms with world-wide rights to Russia's Proton rocket. The Space & Strategic Missiles Sector is also engaged in a substantial amount of classified activities.

 Aeronautics Sector

  The Aeronautics Sector is involved in the design, development, engineering and production of fighter, bomber, special mission, airlift, antisubmarine warfare, reconnaissance and surveillance and high performance aircraft; systems for military operations; aircraft controls and subsystems; thrust reversers and shipboard vertical launching systems; and aircraft modification and maintenance and logistics for military and civilian customers.

  The Corporation is the prime contractor on the F-16 "Fighting Falcon" fighter aircraft, is a significant contractor on the Air Force's F-22 air superiority fighter program and provides the C-130 series airlift aircraft. The Corporation is also involved in upgrading aircraft, including the U-2 and SR-71 reconnaissance aircraft, the F-117 fighter bomber and the C130J, and designs, produces and supports missile launching systems such as the Vertical Launching System for the U.S. Navy and international customers. Activity in the commercial aircraft business continues in the areas of maintenance and modifications through LMC's Aircraft Services Company and production of thrust reversers for commercial jet engines. Through the Skunk Works the Aeronautics Sector performs a substantial amount of classified work.

 Information & Technology Services Sector

  The Information & Technology Services Sector is involved in the development and operation of large, complex information systems; designing, manufacturing and marketing computer graphics products; developing and manufacturing high capacity data storage products; electronics contract manufacturing services; and providing advanced transportation systems and services, and payload integration, astronaut training and flight operations support.

  The Corporation's CalComp, Access Graphics and MountainGate businesses are involved in commercial markets for computer graphics, hardware distribution and data storage devices. The Corporation's Commercial Electronics Company provides electronics contract manufacturing services for companies in the computer, telecommunications and medical instruments industries and also is a leading provider of electronic toll collection services and office automation services. The Corporation also performs processing services for NASA's space shuttle program and produces the Space Shuttle's external tank, provides engineering and test analysis services to NASA and operates the Knolls Atomic Power Laboratory, a government-owned research and development facility of the U.S. Naval Nuclear Propulsion Program.

 Electronics Sector

  The Electronics Sector's activities primarily relate to the design, development, engineering and production of high performance electronic systems for undersea, shipboard, land-based and airborne applications. Major product lines include advanced technology missiles, night navigation and targeting systems for aircraft; submarine and surface ship combat systems; airborne, ship and land-based radar; radio frequency, infrared, and electro-optical countermeasure systems; surveillance systems; control systems; ordnance; and aircraft component manufacturing and assembly.

  The Corporation is the prime contractor for the U.S. Navy's AEGIS fleet air defense system and the primary contractor for the AN/BSY-2 submarine combat system for the Seawolf attack submarine. The Electronics Sector also produces the Target Acquisition Designation Sight/Pilot Night Vision Sensor (TADS/PNVS), the Hellfire II antitank missile and the Trident II Submarine Program's fire control and guidance systems.

 Energy & Environment Sector

  The Energy & Environment Sector is responsible for the Corporation's energy and environmental businesses, including the management of various U.S. Department of Energy (DoE) activities. The Corporation is the largest management and operations contractor within the DoE's system of laboratories and other facilities and manages, among other facilities, the Sandia National Laboratories, the Idaho National Engineering Laboratory and the Oak Ridge National Laboratory.

 Additional Activities

  On February 24, 1994, an initial public offering of the common stock of Martin Marietta Materials, Inc. ("Materials") was consummated and 8,797,500 shares of common stock (representing approximately 19% of the shares outstanding) were sold. Materials carries on its operations through two divisions, Aggregates and Magnesia Specialties. The Aggregates division is the United States' second largest producer of aggregates for the construction of highways and other infrastructure projects and for the commercial and residential construction industries. Through its Magnesia Specialties Division, Materials manufactures and markets magnesia-based products, including refractory products for the steel industry and chemical products for industrial, environmental and agricultural uses.

  In addition to the above activities, the Corporation also has real estate subsidiaries in Florida and Maryland, runs research laboratories and carries on other miscellaneous activities.

  The Corporation is engaged in a number of classified programs that cannot be referred to specifically, but are included in its consolidated financial statements. The nature of and business risks associated with classified programs do not differ materially from those of the Corporation's other government programs and products.

  Approximately 69% of the Corporation's sales in 1995, excluding foreign military sales, were to the United States government. During that period, sales to foreign governments, including sales made through the United States government, accounted for approximately 13% of revenues and sales to commercial customers accounted for approximately 18% of revenues.

  The Corporation's principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817. The telephone number of the Corporation is
(301) 897-6000.

                    LOCKHEED MARTIN TACTICAL SYSTEMS, INC.

  The businesses acquired by the Corporation in connection with the consummation of the transactions contemplated by the Loral Merger Agreement consist primarily of electronic warfare; command, control, communications and intelligence ("C/3/I") and reconnaissance; training and simulation; tactical weapons systems and guidance; and systems integration businesses. Tactical Systems supplies advanced electronic systems, components and services to the United States Government and foreign governments for defense and non-defense applications. Tactical Systems will be operated as a sixth operating sector of the Corporation.

 Electronic Combat Business

  The Electronic Combat business produces the ALR/ALQ family of radar warning receivers; electronic countermeasures (radar jamming) equipment; forward looking radar; missile defense systems; and Merlin and LAMPS helicopters. These products have applications in major defense systems for primary tactical aircraft, and provide force multiplying protection, countermeasure and precision targeting/tracking equipment required for smaller military force size and upgrades. In general, the systems produced by the Electronic Combat business protect United States and allied aircraft and provide anti-submarine and anti-surface warfare, airborne early warning and electronic support measure capabilities.

 Training and Simulation Business

  The Training and Simulation business provides simulated, realistic battlefield synthetic environments that assist air, land and sea military forces in order to achieve and maintain combat readiness and to aid in the establishment and validation of military requirements for new systems and their upgrades. The Training and Simulation business produces weapons systems simulators and distributed interactive simulators, including force-to-force combat training systems, full-fidelity cockpit and weapons systems trainers, laser guided training missiles, and support services for weapons platforms. These products have applications in maintaining and improving the readiness and effectiveness of smaller military forces, and improving the abilities of allied military forces through cost-efficient computer simulation. The operational flight and weapons system trainers produced by Tactical Systems simulate the United States Navy's F-15 and F-15E jet aircraft avionics under combat conditions.

 Command, Control, Communications and Intelligence (C/3/I) and Reconnaissance Business

  The C/3/I and Reconnaissance business offers systems integration, operations management and engineering services, post deployment systems support, military satellite communication terminals, information processing and display hardware, information management software, and secured tactical communications instruments to address a broad spectrum of strategic and tactical C/3/I requirements. The services and products provided by the C/3/I and Reconnaissance business include engineering support, systems integration, and operations/maintenance for the United States Air Force satellite control network; software and hardware support for the Air Force's global positioning system; aircraft displays; and synthetic aperture radar systems. These products and services have application in the areas of communications and force control equipment allowing command centers to monitor and process real-time troop movement and improving effectiveness and reducing casualties of reduced military forces.

 Tactical Weapons Business

  The Tactical Weapons business produces a variety of weaponry products, such as the Multiple-Launch Rocket System (MLRS) for the United States Army and allied forces; the Army Tactical Missile System (ATACMS), and the Extended Range Interceptor Missile (ERINT). These products and systems provide essential troop and firepower support capabilities and precision extended-strike capabilities with smart weapons. The Tactical Weapons business also offers guidance programs, including the Digital Scene Matching Area Correlation (DSMAC) System and produces the Sidewinder air-to-air missile, the AIM-9M and the AIM-9P.

 Systems Integration Business

  The Systems Integration business focuses on integrating complex hardware and software systems for the United States Department of Defense, as well as a broad range of federal and foreign government organizations, including the Federal Aviation Administration, the United States Department of Commerce, the United States Department of Justice, the Internal Revenue Service, the United States Postal Service and the United Kingdom's Civil Aviation Authority.

  The Systems Integration business also includes network and data base systems for the administrative offices of the United States courts and the NEXRAD weather-detection system for the National Oceanic and Atmospheric Administration, which is being designed to make critical Doppler radar data continuously available throughout the United States. This business also produces a medical diagnostic imaging system, involving the implementation of high-volume data storage and retrieval technologies into the medical marketplace for the Department of Defense, Veterans Administration, university medical centers or other private health care facilities.

  Tactical Systems also is engaged in a number of classified programs that cannot be referred to specifically, but are included in its consolidated financial statements. The nature of and business risks associated with classified programs do not differ materially from those of Tactical Systems' other government programs and products.

  Tactical Systems' principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817. The telephone number of Tactical Systems is
(301) 897-6000.

                                USE OF PROCEEDS

  Except as otherwise stated in the Prospectus Supplement in respect of which this Prospectus is being delivered, the net proceeds from the sale of the Debt Securities offered by the Corporation will be added to the general funds of the Corporation and will be available to repay debt incurred in connection with the acquisition of Tactical Systems and for the general corporate purposes of the Corporation and its subsidiaries, which may include but are not limited to working capital, capital expenditures, consolidation expenses, business acquisitions and the refinancing of indebtedness.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the last five fiscal years.

                                                         YEAR ENDED DECEMBER 31
                                                        ------------------------
                                                        1995 1994 1993 1992 1991
                                                        ---- ---- ---- ---- ----
                                                              (UNAUDITED)
Ratio of earnings to fixed charges..................... 4.2  5.6  4.8  5.3  4.6
Ratio of earnings to combined fixed charges and
 preferred stock dividends(a).......................... 3.3  4.4  4.0  5.3  4.6

--------
(a) Shares of preferred stock were issued on April 2, 1993. Prior to that date no shares of preferred stock were outstanding.

  On a pro forma basis, assuming the transactions contemplated by the Loral Merger Agreement had occurred on January 1, 1995, the unaudited ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1995, would have been
and      , respectively.

  For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes plus interest expense on indebtedness, amortization of debt discount and premium, and the portion of rent expense deemed representative of an interest factor, less undistributed earnings of unconsolidated subsidiaries. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and premium, and the portion of rent expense deemed representative of an interest factor. Combined fixed charges and preferred stock dividends include fixed charges as described above and preferred stock dividends on a pretax basis.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities and the Guarantees to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), including the nature of any variation from the following general provisions applicable to the Offered Debt Securities, will be described in the Prospectus Supplement relating to the Offered Debt Securities.

  The Offered Debt Securities are to be issued in one or more series under an indenture (the "Indenture") between the Corporation, Tactical Systems, as
Guarantor, and       , as Trustee (the "Trustee"), a copy of which is filed as
an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including definitions of certain terms. Provisions of or defined terms in the Indenture that are used in this Prospectus are incorporated by reference.

GENERAL

  The Indenture does not limit the aggregate principal amount of debentures, notes or other evidences of indebtedness that may be issued thereunder and provides that Debt Securities may be issued in one or more series in an aggregate principal amount which may be authorized from time to time by the Corporation. The Debt Securities will be unsecured obligations of the Corporation and will rank equally with all other unsecured and unsubordinated indebtedness of the Corporation. Payment of principal of (premium, if any) and interest, if any, on the Debt Securities will be guaranteed by Tactical Systems. See "Description of Debt Securities--Guaranties." The Guarantor also is guarantor of the Corporation's obligations under the principal revolving credit facilities of the Corporation.

  Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (3) any limit on the aggregate principal amount of the Offered Debt Securities or the series of which the Offered Debt Securities are a part; (4) the date or dates (or manner of determining the same) on which the Offered Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (6) the date or dates on which interest, if any, will be payable and the record dates for such interest payment dates; (7) if the trustee in respect of the Offered Debt Securities is other than the Trustee (or any successor thereto), the identity of the trustee; (8) the place or places where the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable and each office or agency where the Offered Debt Securities may be presented for transfer or exchange; (9) any mandatory or optional sinking fund or purchase fund or similar provision and the terms and conditions thereof; (10) any provisions relating to the date after which, the circumstances under which, the price or prices at which, and the currency or currency unit in which, the Offered Debt Securities may, pursuant to any optional or mandatory redemption or conversion provisions, be redeemed or converted at the option of the Corporation or of the Holder and certain other terms and provisions of such optional or mandatory redemption or conversion;
(11) if the Offered Debt Securities are denominated in other than United States dollars, the currency or currencies (including composite currencies) in which the Offered Debt Securities are denominated; (12) the index, if any, used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Debt Securities; (13) if payments of principal (and premium, if any) or interest, if any, in respect of the Offered Debt Securities are to be made in a currency other than United States dollars or the amount of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the Offered Debt Securities are denominated, the currency or currencies (including composite currencies) in which such payments are to be made, or the manner in which such amounts are to be determined, respectively; (14) if the amount payable upon acceleration of the Offered Debt Securities is other than the full principal amount, the portion of the principal amount payable upon acceleration; (15) any provisions relating to the conversion of Offered Debt Securities into Debt Securities of another series; (16) any provisions restricting defeasance of the Offered Debt Securities; (17) if any additional or special events of default are applicable to the Offered Debt Securities, the terms and conditions of such events of default; (18) if the Offered Debt Securities will be issued, in whole or in part, in the form of one or more temporary or permanent Global Securities, the identity of the depositary for such Global Securities and certain other terms and conditions relating to the Global Securities; and (19) any other terms of the Offered Debt Securities and the Guarantees not inconsistent with the provisions of the Indenture.

  Unless otherwise indicated in the Prospectus Supplement in respect of which this Prospectus is being delivered, principal of (and premium, if any) and interest, if any, on the Offered Debt Securities (other than Offered Debt Securities issued as Global Securities) will be payable, and the Offered Debt Securities (other than Offered Debt Securities issued as Global Securities) will be exchangeable and transfers thereof will be registrable, at the office of the Trustee and at any other office maintained from time to time by the Corporation for such purpose, provided that, at the option of the Corporation, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the Offered Debt Securities.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. For certain information about Debt Securities issued in global form, see "Description of Debt Securities--Global Securities." The Corporation may charge a reasonable fee for any transfer or exchange of the Offered Debt Securities and may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. One or more series of Debt Securities may be floating rate Debt Securities, exchangeable for fixed rate Debt Securities. Special United States federal income tax considerations applicable to any such discounted or floating rate Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the Prospectus Supplement in respect of which this Prospectus is being delivered, if applicable.

  Debt Securities may be issued, from time to time, with the principal amount (and premium, if any) payable on the applicable principal payment date, or the amount of interest, if any, payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. In such cases, Holders may receive a principal amount (and premium, if any) on any principal payment date, or a payment of interest, if any, on any interest payment date, that is greater than or less than the amount of principal (and premium, if any) or interest, if any, payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information as to the methods for determining the amount of principal (and premium, if any) or interest, if any, payable on any date, the currencies, commodities, equity indices or the other factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the Offered Debt Securities will be set forth in the Prospectus Supplement in respect of which this Prospectus is being delivered, if applicable.

  All monies paid by the Corporation to the Trustee or a Paying Agent for the payment of principal of (or premium, if any) or interest, if any, on any Offered Debt Security that remain unclaimed at the end of two years will be repaid to the Corporation, unless otherwise prohibited by mandatory provisions of applicable escheat or abandoned or unclaimed property law, and the Holder of such Debt Security will thereafter look only to the Corporation for payment thereof.

  The Indenture does not limit the amount of additional unsecured indebtedness that the Corporation, the Guarantor or any of their Subsidiaries may incur. Unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the Offered Debt Securities, the terms of the Offered Debt Securities or the covenants contained in the Indenture do not afford holders of the Offered Debt Securities protection in the event of a highly leveraged or other similar transaction involving the Corporation, the Guarantor or any of their Subsidiaries, or any other transaction resulting in a decline in the ratings on or credit quality of the Offered Debt Securities, that may adversely affect Securityholders. See "Description of Debt Securities--Certain Covenants."

GUARANTEES

  Tactical Systems will guarantee the due and punctual payment of the principal of (and premium, if any) or interest, if any, in respect of the Debt Securities, when and as the same shall become due and payable, whether by declaration thereof or otherwise. The Guarantor will be subrogated to all rights of the Holders of the Debt Securities against the Corporation in respect of any amounts paid by the Guarantor pursuant to the provisions of the Indenture; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) and interest, if any, on all Offered Debt Securities has been paid.

  The obligations of the Guarantor are limited to the largest amount that will result in the obligations of the Guarantor under the Guarantees not being subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

  Although Holders of the Offered Debt Securities will be direct creditors of the Guarantor by virtue of the Guarantees, existing or future creditors could attempt to avoid or subordinate the Guarantees, in whole or in part, under applicable fraudulent conveyance laws. In the event that any of the Guarantees are voided as a fraudulent conveyance or held unenforceable for any other reason, the claims of the Holders of such Offered Debt Securities against the Guarantor would be subject to the prior payment of all liabilities of the Guarantor.

GLOBAL SECURITIES

  Debt Securities of any series may be issued, in whole or in part, in the form of one or more Global Securities that will be deposited with a depositary (the "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the

Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor Depositary or a nominee of any successor.

  The specific terms of the depositary arrangement with respect to any series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Corporation, however, anticipates that the provisions set forth below generally will apply to such depositary arrangements.

  Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities or by the Corporation if the Debt Securities are offered and sold directly by the Corporation. Ownership of beneficial interest in a Global Security will be limited to participants or persons that hold interests through participants, but the Corporation has no obligations to any persons that hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities into definitive form. Such limits and laws may impair the ability to transfer beneficial interest in a Global Security.

  As long as the Depositary or its nominee is the registered owner of such Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. Neither the Corporation, the Guarantor, the Trustee, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Corporation expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal (and premium, if any) or interest, if any, in respect of a permanent Global Security will, except as provided below, immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Corporation also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Corporation within 90 days, the Corporation will issue Debt Securities in definitive form in exchange for such Global Security. In addition, the Corporation may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue in exchange therefor Debt Securities of such series in definitive form. Further, if the Corporation so specifies with respect to the Debt

Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of that series may, on terms acceptable to the Corporation and the Depositary for such Global Securities, receive Debt Securities of such series in a definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by the Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Debt Securities of such series so issued in definitive form will be issued in denominations, unless otherwise specified by the Corporation, of $1,000 and integral multiples thereof if the Debt Securities of such series are denominated in United States dollars.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture or the Debt Securities of any series may be amended or supplemented without notice but with the written consent of the Holders of not less than a majority in principal amount of the then outstanding Debt Securities of each affected series and such Holders may waive compliance by the Corporation or the Guarantor of any provisions of the Indenture or the Debt Securities or the related Guarantees; provided, however, that no such modification, amendment or waiver may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) reduce the amount of Debt Securities of any series whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any Debt Security, (c) reduce the principal of (or premium, if any) or extend the fixed maturity of any Debt Security, (d) reduce the portion of the principal amount of a Discounted Security payable upon acceleration of its maturity, or (e) make any Debt Security payable in a currency or currency unit other than that stated in the Debt Security. Any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the affected series, except a default in payment of principal (or premium, if any) or interest, if any, or in respect of other provisions requiring the consent of the Holder of each such Debt Security of that series in order to amend.

  Without the consent of any Securityholder, the Corporation and the Trustee may amend or supplement the Indenture or the Debt Securities of any series without notice (a) to cure any ambiguity, omission, defect or inconsistency,
(b) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities, (c) to evidence the succession of another corporation to the Corporation or the Guarantor and to provide for the assumption of the Corporation's or the Guarantor's obligations under the Debt Securities or the Guarantees, as the case may be, and the Indenture by a successor, (d) to appoint a trustee other than the Trustee (or any successor thereto) as trustee in respect of one or more series of Debt Securities, (e) to add, change or eliminate provisions of the Indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act of 1939, (f) to change or eliminate any of the provisions of the Indenture; provided, however, that any such change or elimination shall become effective only when there is no outstanding Debt Security of any series created prior to the execution of such amendment or supplement that is entitled to the benefit of such provision, or (g) to make any change that does not materially adversely affect the rights of any Securityholder of that series. Without the consent of any Securityholder, the Trustee may waive compliance with any provisions of the Indenture or the Debt Securities if the waiver does not materially adversely affect the rights of any Securityholder.

CERTAIN COVENANTS

  Unless otherwise specified in the Board Resolution or Resolutions or any supplemental indenture establishing the terms of the Debt Securities of any series, the terms of the Debt Securities of any series or the covenants contained in the Indenture do not afford holders of Debt Securities protection in the event of a highly leveraged or other similar transaction involving the Corporation, the Guarantor or any of their subsidiaries, or any other transaction resulting in a decline in the ratings on or credit quality of the Debt Securities, that may adversely affect Securityholders. If the Offered Debt Securities contain, or a future supplemental indenture contains, covenants to afford Securityholders protection in the event of a highly leveraged or similar transaction or any other transaction, the Prospectus Supplement relating to the Offered Debt Securities (or an applicable pricing supplement) will provide a brief description of such protective covenants. The Indenture does not limit the amount of additional unsecured indebtedness that the Corporation or any of its Subsidiaries may incur.

  The following description sets forth certain covenants imposed on the Corporation and the Guarantor by the Indenture. In the event the covenants are varied or supplemented in the Board Resolution or Resolutions or any supplemental indenture establishing the terms of the Debt Securities of any series, the Prospectus Supplement or Pricing Supplement (if applicable) will include a description of such provisions.

  Certain Definitions. For purposes of the covenants included in the Indenture, the following terms shall have the meanings provided below.

  "Attributable Debt" for a lease means the carrying value of the capitalized rental obligation determined under generally accepted accounting principles. The carrying value may be reduced by the capitalized value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property. This term does not include any obligation to make payments arising from the transfer of tax benefits under the Economic Recovery Tax Act of 1981 (as it may from time to time be amended, or any successor statute) to the extent such obligation is offset by or conditioned upon receipt of payments from another person. A lease obligation shall be counted only once even if the Guarantor or the Corporation and one or more of their Subsidiaries may be responsible for the obligation.

  "Consolidated Net Tangible Assets" means total assets less (1) total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendable to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes which are included in current liabilities) and (2) goodwill, patents and trademarks, all as reflected in the Corporation's then most recent consolidated balance sheet.

  "Debt" means all indebtedness for borrowed money reported as debt in the consolidated financial statements or any guarantee of such a debt and includes purchase money obligations. This term does not include any obligation to make payments arising from the transfer of tax benefits under the Economic Recovery Tax Act of 1981 (as it may from time to time be amended, or any successor statute) to the extent such obligation is offset by or conditioned upon receipt of payments from another person. A Debt shall be counted only once even if the Guarantor or the Corporation and one or more of their Subsidiaries may be responsible for the obligation.

  "Lien" means any mortgage, pledge, security interest or lien. This term does not include any obligation arising from the transfer of tax benefits under the Economic Recovery Tax Act of 1981 (as it may from time to time be amended, or any successor statute) to the extent such obligation is offset by or conditioned upon receipt of payments from another person.

  "Long-Term Debt" means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee's consent to a date more than 12 months after the Debt was created.

  "Principal Property" means, as to any particular series of Securities, any manufacturing facility located in the United States and owned by the Guarantor, the Corporation or by one or more Restricted Subsidiaries from the date Securities of that series are first issued and which has, as of the date the Lien is incurred, a net book value (after deduction of depreciation and other similar charges) greater than 3% of Consolidated Net Tangible Assets, except (1) any such facility or property which is financed by obligations of any State, political subdivision of any State or the District of Columbia under terms which permit the interest payable to the holders of the obligations to be excluded from gross income as a result of the plant, facility or property satisfying the conditions of Section 103(b)(4)(C), (D),
(E), (F) or (H) of the Internal Revenue Code of 1954, as amended, Section 103(b)(6) of the Internal Revenue Code of 1954, as amended, Section 142(a) or
Section 144(a) of the Internal Revenue Code of 1986, or of any successors to such provisions, or (2) any such facility or property which, in the opinion of the Board of Directors of the Corporation, is not of material importance to the total business conducted by the Corporation and its Subsidiaries taken as a whole. However, the Chief Executive Officer or Chief Financial Officer of the Corporation may at any time declare any manufacturing facility or other property to be a Principal Property by delivering a certificate to that effect to the Trustee.

  "Restricted Property" means, as to any particular series of Securities, any Principal Property, any Debt of a Restricted Subsidiary owned by the Guarantor, the Corporation or a Restricted Subsidiary on the date Securities of that series are first issued or secured by a Principal Property (including any property received upon a conversion or exchange of such Debt), or any shares of stock of the Corporation or a Restricted Subsidiary owned by the Guarantor, the Corporation or a Restricted Subsidiary (including any property or shares received upon a conversion, stock split or other distribution with respect to the ownership of such stock).

  "Restricted Subsidiary" means a Subsidiary that has substantially all its assets located in, or carries on substantially all its business in, the United States and that owns a Principal Property. Notwithstanding the preceding sentence, a Subsidiary shall not be a Restricted Subsidiary during such period of time as it (or any corporation (other than the Corporation) or other entity that, directly or indirectly, beneficially owns a majority of the Voting Stock of the Subsidiary) has shares of capital stock registered under the Exchange Act or it files reports and other information with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act.

  "Sale-Leaseback Transaction" means an arrangement whereby the Guarantor, the Corporation or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person and contemporaneously leases it back from the person. This term does not include any transaction arising from the transfer of tax benefits under the Economic Recovery Tax Act of 1981 (as it may from time to time be amended, or any successor statute) to the extent the obligation to make rental payments is offset or conditioned upon receipt of payments from another person.

  "Subsidiary" means a corporation a majority of the Voting Stock of which is owned by the Corporation, the Corporation and one or more Subsidiaries, or one or more Subsidiaries (including, without limitation, the Guarantor).

  "United States" means the United States of America. The Commonwealth of Puerto Rico, the Virgin Islands and other territories and possessions are not part of the United States.

  "Voting Stock" means capital stock having voting power under ordinary circumstances to elect directors.

  General. The Indenture requires the Corporation to covenant to the following with respect to each series of Debt Securities: (i) to promptly pay the principal of (and premium, if any) and interest, if any, on such series of Debt Securities; (ii) to maintain an office or agency in each place where Debt Securities may be presented, surrendered for payment, transferred or exchanged and where notice upon the Corporation may be served; (iii) if the Corporation acts as its own Paying Agent for any series of Securities, to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal of (and premium, if any) or interest, if any, as the same becomes due; (iv) to deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement to the effect that the Corporation has complied with its obligations under the Indenture; and (v) to deliver to the Trustee copies of annual and other reports that the Corporation files with the Commission within 15 days after filing such reports with the Commission.

  Limitations on Liens. Unless otherwise specified in the Prospectus Supplement in respect of which this Prospectus is being delivered and subject to the following two sentences, the Corporation will not, and the Corporation will not permit any Restricted Subsidiary to, directly or indirectly, as security for any Debt, incur a Lien on any Restricted Property, unless the Corporation or such Restricted Subsidiary secures or causes to be secured any outstanding Debt Securities equally and ratably with all Debt secured by such Lien. This restriction will not apply to, among other things, certain Liens
(i) existing at the time a corporation becomes a Restricted Subsidiary; (ii) existing at the time of the acquisition of the Restricted Property; (iii) securing all or any part of the purchase price of property upon the acquisition of such property by the Corporation, the Guarantor or a Restricted Subsidiary or securing any Debt incurred or guaranteed by the Corporation, the Guarantor or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion of construction (including any improvements on an existing property) or commencement of full operation of such property, which Debt is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereof, and which Debt may be in the form of obligations incurred in connection with industrial revenue bonds or similar financings and letters of credit issued in connection therewith; (iv) securing Debt of a Restricted Subsidiary owed to the Corporation, the Guarantor or another Restricted Subsidiary; (v) existing at the time a corporation or other entity merges into, consolidates with or enters into a share exchange with the Corporation, the Guarantor or a Restricted Subsidiary or transfers or leases all or substantially all its assets to the Corporation or a Restricted Subsidiary; (vi) in favor of any customer (including any government or governmental authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a government or governmental authority; (vii) arising pursuant to any order of attachment, distraint or similar legal process in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings or the lien is a materialman's, suppliers', tax or other similar Lien and arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings; or (viii) as to any particular series of Debt Securities, that extend, renew or replace in whole or in part a Lien permitted by any of the foregoing clauses or existing on the date that Debt Securities of such series were first issued. In addition and notwithstanding the foregoing restrictions, the Corporation, the Guarantor and any of their Restricted Subsidiaries may, without securing the Debt Securities, incur a Lien that otherwise would be subject to the restrictions, provided that after giving effect to such Lien the aggregate amount of all Debt secured by Liens that otherwise would be prohibited plus all Attributable Debt in respect of sale-leaseback transactions that otherwise would be prohibited by the covenant limiting sale-leaseback transactions described below would not exceed 10% of Consolidated Net Tangible Assets.

  Limitations on Sale-Leaseback Transactions. Unless otherwise specified in the Prospectus Supplement in respect of which this Prospectus is being delivered and subject to the following two sentences, the Corporation and the Guarantor will not, and neither will permit any Restricted Subsidiary to, sell or transfer a Principal Property and contemporaneously lease it back, except a lease for a period of three years or less. Notwithstanding the foregoing restriction, the Corporation, the Guarantor or any Restricted Subsidiary may sell or transfer a Principal Property and lease it back for a longer period if
(i) the lease is between the Corporation and the Guarantor, the Corporation and a Restricted Subsidiary, the Guarantor and a Restricted Subsidiary, or between Restricted Subsidiaries; (ii) the Corporation, the Guarantor or such Restricted Subsidiary would be entitled, pursuant to the provisions set forth above under the caption "Limitations on Liens," to create a Lien on the property to be leased securing Debt in an amount at least equal in amount to the Attributable Debt (as herein defined) in respect of the sale-leaseback transaction without equally and ratably securing the outstanding Debt Securities; (iii) the Corporation owns or acquires other property which will be made a Principal Property and is determined by the Board of Directors of the Corporation or the Guarantor to have a fair value equal to or greater than the Attributable Debt incurred; or (iv) the Corporation, the Guarantor or a Restricted Subsidiary makes an optional prepayment in cash of its Debt at least equal in amount to the Attributable Debt for the lease, the prepayment is made within 120 days, the Debt prepaid is not owned by the Corporation, the Guarantor or a Restricted Subsidiary, and the Debt prepaid was long-term debt at the time it was created. In addition and notwithstanding the foregoing restrictions, the Corporation and any of its Restricted Subsidiaries may, without securing the Debt Securities, enter into a sale-leaseback transaction that otherwise would be subject to the restrictions, provided that after giving effect to such sale-leaseback transaction the aggregate amount of all Debt secured by Liens that otherwise would be prohibited by the covenant limiting Liens described above plus all Attributable Debt in respect of sale-leaseback transactions that otherwise would be prohibited would not exceed 10% of Consolidated Net Tangible Assets.

  Consolidation, Merger, Sale of Assets. Neither the Corporation nor the Guarantor shall consolidate with or merge into, or transfer all or substantially all of its assets to, another corporation, unless (1) the resulting, surviving or transferee corporation assumes by supplemental indenture all of the obligations of the Corporation or the Guarantor, as the case may be, under the Guarantees or the Debt Securities and the Indenture,
(2) immediately after giving effect to the transaction, no Event of Default, and no circumstance which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (3) the

Corporation or the Guarantor, as the case may be, shall have delivered to the trustee an officers' certificate and an opinion of counsel each stating that the consolidation, merger or transfer and the supplemental indenture comply with the Indenture.

  When a successor corporation, trustee, paying agent or registrar assumes all of the obligations of its predecessor under the Debt Securities and the Indenture, the predecessor will be released from those obligations.

DEFAULT AND REMEDIES

  An Event of Default under the Indenture in respect of any series of Debt Securities is: default for 30 days in payment of interest on the Debt Securities of that series; default in payment of principal on the Debt Securities of that series; failure by the Corporation or the Guarantor for 90 days after notice to it to comply with any of its other agreements in the Indenture for the benefit of Holders of Debt Securities of that series; certain events of bankruptcy or insolvency involving the Corporation or the Guarantor; and any other Event of Default specifically provided for by the terms of such series, as described in the related Prospectus Supplement. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of the affected series may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the Holders of a majority in principal amount of the outstanding Debt Securities of the affected series.

  Securityholders may not enforce the Indenture or the Debt Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debt Securities unless it receives indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of any series may direct the Trustee in its exercise of any trust or power under the Indenture in respect of that series. The Indenture provides that the Trustee will, within 90 days after the occurrence of any default with respect to the Debt Securities of any particular series, give to the Holders of such Debt Securities notice of the default if known to it, unless the default shall have been cured or waived. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding such notice is in the interests of such Holders.

  A director, officer, employee or stockholder (other than the Corporation) shall not have any liability for any obligations of the Corporation or the Guarantor under the Debt Securities or the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a Debt Security, each Securityholder waives and releases all such claims and liability. This waiver and release are part of the consideration for the issuance of the Debt Securities and the execution of the Guarantees.

DEFEASANCE

  The Indenture provides, unless such provision is made inapplicable to the Debt Securities of any series issued pursuant to the Indenture, that the Corporation may, subject to certain conditions described below, discharge its indebtedness, its obligations and the obligations of the Guarantor, or certain of their obligations under the Indenture in respect of Debt Securities of a series by depositing funds or, in the case of Debt Securities payable in United States dollars, U.S. Government Obligations (as defined in the Indenture), or Debt Securities of the same series with the Trustee. The Indenture provides that (1) the Corporation and the Guarantor will be discharged from any obligation to comply with certain restrictive covenants of the Indenture and certain other obligations under the Indenture and any noncompliance with such obligations shall not be an Event of Default in respect of the series of Debt Securities or (2) provided that 91 days have passed from the date of the deposit referred to below and certain specified Events of Default have not occurred, the Corporation and the Guarantor will be discharged from any and all obligations in respect of the series of Debt Securities (except for certain obligations, including obligations to register the transfer and exchange of the Debt Securities of such series, to replace mutilated, lost or stolen Debt Securities of such series, to maintain paying agencies and to cause money to be held in trust), in either case upon the deposit with the Trustee, in trust, of money, Debt Securities of the same series, and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of and each installment of interest on the series of Debt Securities on the date when such payments become due in accordance with the terms of the Indenture and the series of Debt Securities. In the event of any such defeasance under clause (1) above, the obligations of the Corporation under the Indenture and the Debt Securities of the affected series, other than with respect to the covenants relating to limitations on liens and sale-leaseback transactions and reporting thereon, and covenants relating to consolidations, mergers and transfers of all or substantially all of the assets of the Corporation, shall remain in full force and effect. In the event of defeasance and discharge under clause (2) above, the holders of Debt Securities of the affected series are entitled to look only to the trust fund created by such deposit for payment. In the case of the Corporation's discharge from any and all obligations in respect of a series of Debt Securities as described in clause (2) above, the trust may be established only if, among other things, the Corporation shall have delivered to the Trustee an opinion of counsel to the effect that, if the subject Debt Securities are then listed on a national securities exchange, such deposit, defeasance or discharge will not cause the Debt Securities to be delisted.

  Pursuant to the escrow or trust agreements that the Corporation may execute in connection with the defeasance of all or certain of its obligations under the Indenture as provided above, the Corporation from time to time may elect to substitute U.S. Government Obligations or Debt Securities of the same series for any or all of the U.S. Government Obligations deposited with the Trustee; provided that the money, U.S. Government Obligations, and/or Debt Securities of the same series in trust following such substitution or substitutions will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of Debt Securities on the date when such payments become due in accordance with the terms of the Indenture and the series of Debt Securities. The escrow trust agreements also may enable the Corporation (1) to direct the Trustee to invest any money received by the Trustee on the U.S. Government Obligations comprising the trust in additional U.S. Government Obligations, and (2) to withdraw monies or U.S. Government Obligations from the trust from time to time; provided that the money and/or U.S. Government Obligations in trust following such withdrawal will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of Debt Securities on the date when such payments become due in accordance with the terms of the Indenture and the series of Debt Securities.

GOVERNING LAW

  The Debt Securities and the Indenture will be governed by the laws of the
State of       .

TRUSTEE

               participates in the principal revolving credit facilities of the Corporation and from time to time performs other services for the Corporation in the normal course of business.

ADDITIONAL INFORMATION

  The Indenture is an exhibit to the Registration Statement of which this Prospectus is a part. Any person who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Corporation at the address listed under the caption "Incorporation of Certain Information by Reference."

                             PLAN OF DISTRIBUTION

  The Corporation may sell Debt Securities to or through underwriters or to dealers, acting as principals for their own account and also may sell Debt Securities directly to other purchasers or through agents. The Prospectus Supplement in respect of which this Prospectus is being delivered sets forth the terms of the offering of the Offered Debt Securities and includes, without limitation, (i) the name or names of any underwriters, dealers or agents with which the Corporation has entered into arrangements with respect to the sale of the Offered Debt Securities, (ii) the initial public offering or purchase price of the Offered Debt Securities, (iii) the principal amounts of the Offered Debt Securities to be purchased by any such underwriters, dealers or agents, (iv) any underwriting discounts, commissions and other items constituting underwriters' compensation and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters or other dealers, (v) any commissions paid to any agents, (vi) the net proceeds to the Corporation, and (vii) the securities exchanges, if any, on which the Offered Debt Securities will be listed.

  If underwriters are used in the offering of Debt Securities, the Debt Securities being sold will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of such resale. Unless otherwise set forth in an applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If dealers are utilized in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the Corporation will sell such Debt Securities to such dealers as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale.

  Offers to purchase Debt Securities may be solicited by agents designated by the Corporation from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is being delivered will be named, and any commissions payable by the Corporation to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement in respect of which this Prospectus is being delivered, any such agent will be acting on a best efforts basis for the period of its appointment.

  Offers to purchase Debt Securities may be solicited, and sales hereof may be made directly by the Corporation to institutional investors or otherwise, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

  Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be "underwriters," as that term is defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on the resale of those Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act.

  Under agreements that may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Corporation against certain liabilities, including certain liabilities under the Securities Act.

  If indicated in the Prospectus Supplement, the Corporation may authorize underwriters or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Corporation pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and any such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                   VALIDITY

  The validity of the Debt Securities offered hereby will be passed on for the Corporation by Miles & Stockbridge, a Professional Corporation, Baltimore, Maryland.

                                    EXPERTS

  The consolidated financial statements of the Corporation incorporated by reference in the Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Tactical Systems included in the
Corporation's Current Report on Form 8-K filed with the Commission on      ,
1996, which are incorporated herein by reference, have been audited by
           , independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements of Tactical Systems are incorporated herein by reference
in reliance upon the report of                   given upon the authority of
such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering or offerings described in this Registration Statement. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee................. $1,724,138
Trustee fees and expenses...........................................        *
Legal fees and expenses.............................................        *
Accounting fees and expenses........................................        *
Printing and engraving fees and expenses............................        *
Rating agency fees..................................................        *
Blue Sky fees and expenses (including legal fees)...................        *
Miscellaneous.......................................................        *
                                                                     ----------
                                                                     $      *
                                                                     ==========

--------
* To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Corporation's By-Laws provide that the Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law, and that the Corporation may indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law. In addition to indemnification, the officers and directors of the Corporation are covered by certain insurance policies maintained by the Corporation.

  The Corporation's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation, shall have any liability to the Corporation or any of its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Corporation or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the Commission, eliminate or limit the liability of directors and officers under the federal securities law.

  The form of Underwriting Agreement filed as an exhibit to this Registration Statement provides for indemnification by the Corporation and the Guarantor of the underwriters or controlling persons of the underwriters under certain circumstances.

ITEM 16. EXHIBITS.

 1     Form of Underwriting Agreement.
 4(a)  Form of Indenture.
 4(b)  Form of Fixed Rate Debt Securities.
 5     Opinion of Miles & Stockbridge, a Professional Corporation (to be filed by amendment).
 12    Statement regarding computation of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends.
 23(a) Form of Consent of Ernst & Young LLP.
 23(b) Consent of independent auditors to Lockheed Martin Tactical Systems,
       Inc. (to be filed by amendment).
 23(c) Consent of Miles & Stockbridge, a Professional Corporation (to be
       included in Exhibit 5).
 24    Powers of Attorney
 25    Form T-1, Statement of Eligibility and Qualification Under the Trust
       Indenture Act of 1939 (to be filed by amendment).

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (i) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BETHESDA, STATE OF MARYLAND, THE 25TH DAY OF MARCH 1996.

                                          Lockheed Martin Corporation

                                          By:     /s/ Walter E. Skowronski
                                              ------------------------------
                                                     Walter E. Skowronski
                                                Vice President and Treasurer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  *                    Chief Executive          March 25, 1996
-------------------------------------   Officer (Principal
         NORMAN R. AUGUSTINE            Executive Officer)

                  *                    Senior Vice              March 25, 1996
-------------------------------------   President and Chief
          MARCUS C. BENNETT             Financial Officer
                                        (Principal
                                        Financial Officer)

                  *                    Vice President and       March 25, 1996
-------------------------------------   Controller
           ROBERT E. RULON              (Principal
                                        Accounting Officer)

  THE REGISTRATION STATEMENT ALSO HAS BEEN SIGNED ON THE DATE INDICATED BY THE FOLLOWING DIRECTORS, WHO CONSTITUTE A MAJORITY OF THE BOARD OF DIRECTORS:

Norman R. Augustine*                      Gwendolyn S. King*
Lynne V. Cheney*                          Lawrence O. Kitchen*
A. James Clark*                           Gordon S. Macklin*
Vance D. Coffman*                         Vincent N. Marafino*
Edwin I. Colodny*                         Eugene F. Murphy*
Lodwrick M. Cook*                         David S. Potter*
James L. Everett, III*                    Frank Savage*
Houston K. Flournoy*                      Daniel M. Tellep*
James F. Gibbons*                         Carlisle A.H. Trost*
Edward L. Hennessy, Jr.*                  James R. Ukropina*
Edward E. Hood, Jr.*                      Douglas C. Yearley*
Caleb B. Hurtt*

*By:      /s/ Stephen M. Piper                                  March 25, 1996
     -------------------------------------
           Stephen M. Piper
         (As Attorney-in-fact)